Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP                                     FOR IMMEDIATE RELEASE

CONTACT:  Sard Verbinnen & Co
          Paul Caminiti/Victoria Hofstad/Chris Kittredge
          212/687-8080


                HAMPSHIRE COMMON STOCK TO BE DELISTED FROM NASDAQ

Anderson, SC, January 17, 2007... Hampshire Group, Limited (NASDAQ: HAMP) today announced that it has received notice from The NASDAQ Stock Market indicating that as a result of the Company's noncompliance with Marketplace Rule 4310(c)(14) for failure to timely file its Quarterly Reports on Form 10-Q for the quarters ended July 1, 2006 and September 30, 2006 with the Securities and Exchange Commission (the "SEC"), a NASDAQ Listing Qualifications Panel has determined to delist Hampshire's common stock from The NASDAQ Global Market, effective as of the open of business on January 19, 2007. Hampshire previously announced that it would restate its annual and quarterly financial statements for the years 2003 through 2005 as well as for the fiscal quarter ended April 1, 2006 based on the preliminary findings of the previously announced investigation by the Audit Committee of its Board of Directors and that it anticipates filing amendments to its periodic reports with the SEC during the first quarter of 2007.

As of December 31, 2006, Hampshire had cash on hand of approximately $70.3 million and $34.1 million in letters of credit outstanding under its credit facility. No other borrowings are outstanding under the credit facility. Based on its most recent borrowing base calculation as of December 31, 2006, Hampshire has a total availability of $42.8 million excluding outstanding letters of credit.

Hampshire has been advised that its common stock will be immediately eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over-the-counter, effective as of the open of business on January 19, 2007.

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.